News Bulletin

FRANKLIN COVEY CO.

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLIN COVEY ANNOUNCES
FIFTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS
FIRST QUARTER FISCAL 2004 RESULTS

Salt Lake City, Utah – January 13, 2004 — FranklinCovey (NYSE: FC) reported a $5.2 million improvement in its operating results, reducing its loss from operations to $2.1 million for its first quarter ended November 29, 2003 compared to a loss from operations of $7.3 million for the comparable quarter of the prior year. This marks the fifth consecutive quarter of significant year-over-year improvements in Company’s operating results. The Company’s financial results during the quarter were influenced primarily by the following as compared to the first quarter of last year: (1) a $10.0 million decline in sales, partially offset by a gross margin improvement (56.7% compared to 55.2%) resulting in a net $4.4 million year-over-year decline in gross profit, (2) a $7.9 million improvement in selling, general and administrative costs, and (3) a $2.5 million decline in depreciation and amortization expense.

FranklinCovey also reported a $4.9 million improvement in its net loss, reducing its net loss to $3.2 million before preferred stock dividends ($0.27 per common share loss, after accounting for preferred stock dividends) for the first quarter ended November 29, 2003 compared to an $8.1 million net loss before preferred stock dividends ($0.51 per common share loss, after accounting for preferred stock dividends) for the same quarter of the prior year. The Company provided the following details underlying the continued improvement of operating results during the first quarter of fiscal 2004.

Revenues: Total sales for the first quarter of fiscal 2004 declined $10.0 million compared to last year’s first quarter. Sales from the Consumer Business Unit (CBU) for the quarter ended November 29, 2003, declined $6.4 million to $47.9 million compared to $54.4 million for the same quarter last year. Retail store sales, accounted for $5.5 million of the CBU revenue decline and were $22.7 million during the quarter compared to $28.2 million (11% comparable store sales decline) for the same quarter the prior year. There were 34 fewer stores open during the quarter compared to the first quarter last year, which had $3.1 million in sales in the first quarter of fiscal 2003. The retail store sales decline was primarily attributed to the smaller number of stores open in the quarter and to a 17% decline in PDA’s and related products sold during the quarter this year compared to the same quarter last year. Catalog/eCommerce sales were $18.2 million compared to $19.1 million for the same quarter of last year. Sales of products through the Target retail store channel and the office superstores grew strongly, but were partially offset by the out-sourcing of government product sales. This resulted in Other CBU sales of $7.1 million compared to $7.0 million for the same quarter last year.

Organizational Solutions Business Unit (OSBU) sales declined $3.6 million for the first quarter of fiscal 2004 to $27.1 million compared to $30.7 million for the same quarter last year. The Company’s efforts to scale back organizational consulting and the number of public seminars offered while focusing more of its efforts on organizational training solutions contributed to the decline in sales. International revenues improved primarily due to the translation of foreign sales as foreign currencies strengthened against the United States dollar, and increased royalties from licensees. The Company expects OSBU sales to improve as the general economy strengthens, corporate clients again begin to fund their training budgets, and the Company’s new offerings continue to gain traction.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $7.9 million or 16% for the quarter ended November 29, 2003, compared to last year. The improvement was primarily due to focused efforts to reduce the Company’s operating expenses and fewer retail stores. The Company closed 22 of its domestic retail stores and another 10 of its international retail stores during fiscal 2003, and another 2 stores during its first quarter of fiscal 2004. The Company also intends to close additional stores during fiscal 2004. These closures are comprised primarily of unprofitable stores and stores located in markets where the Company has multiple retail operations. The Company may also close additional retail store locations if future analysis demonstrates that operating performance may be improved through further retail store closures. With the annualized impact of implemented cost reductions and on-going cost-cutting initiatives, the Company expects the year-over-year decreases in SG&A to continue throughout fiscal 2004, even after including expected retail store closing costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the first quarter of fiscal 2004, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $2.5 million in D&A during the first quarter compared to the same periods of the prior year.

Other Announcements

The Company also received official notification from the New York Stock Exchange (NYSE) that the Company has been removed from the NYSE’s “Watch List” and is now considered a “company in good standing” in relation to the NYSE’s continued listing standards. The NYSE’s decision was a result of the Company’s previous cure to the minimum price standard achieved in September 2003 and as a result of the Company’s positive performance with respect to the business plan that it had submitted to the NYSE last year.

About FranklinCovey

FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, 150 retail stores, and www.franklincovey.com . Nearly 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement

This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and subsequent 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended

	November 29, 2003 (Unaudited)	November 30, 2002 (Unaudited)
Sales	$75,031	$85,046
Cost of sales	32,505	38,118

Gross margin	42,526	46,928
Selling, general and administrative	40,016	47,908
Provision for losses on management stock loans		157
Recovery of investment in unconsolidated subsidiary		(890)
Depreciation	3,591	5,914
Amortization	1,043	1,173

Loss from operations	(2,124)	(7,334)
Equity in losses of unconsolidated subsidiary		(46)
Interest income	86	267
Interest expense	(112)	(73)
Other expense		(172)

Loss before provision of income taxes	(2,150)	(7,358)
Provision for income taxes	(1,030)	(748)

Net loss	(3,180)	(8,106)
Preferred dividends	(2,184)	(2,184)

Net loss attributable to common shareholders	$(5,364)	$(10,290)

Net loss per share attributable to common shareholders	$(0.27)	$(0.51)

Weighted average number of common and
common equivalent shares basic and diluted	19,927	20,009
Sales Detail
Retail Stores	$22,668	$28,198
Catalog / e-Commerce	18,212	19,133
Other	7,051	7,028

Total Consumer Strategic Business Unit	47,931	54,359

Organizational Sales Group	13,948	18,911
International	13,152	11,776

Total Organizational Strategic Business Unit	27,100	30,687

Total	$75,031	$85,046